Exhibit 99.2

                   Mentor Graphics Provides Outlook


    WILSONVILLE, Ore.--(BUSINESS WIRE)--April 24, 2003--Mentor Graphics Corporation (Nasdaq:MENT) today provided the outlook for the second quarter and balance of 2003.
    For second quarter 2003, Mentor expects revenues between $156 and $162 million and earnings of between $0.06 and $0.11 per share, before amortization of acquired intangibles and special charges. GAAP earnings are expected to be $0.02 to $0.07 per share. Gross margin excluding amortization of acquired intangibles is expected to be approximately 84 percent, while gross margin on a GAAP basis is expected to be in the range of 82 to 83 percent. Operating expense excluding amortization of acquired intangibles should be approximately $123 million, up 2 percent sequentially. Operating expense on a GAAP basis is expected to be about $124 million. OI&E will be about a $3 million expense. The tax rate should remain at 20 percent and diluted shares outstanding are expected to be 69 million.
    For 2003, full-year guidance remains unchanged, with revenues of $665 million, earnings before amortization of acquired intangibles and special charges of $.55 per share and GAAP earnings of $.39 per share.

    About Mentor Graphics

    Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $600 million and employs approximately 3,500 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: www.mentor.com.

    In the calculation of earnings, gross margin and operating expenses before amortization of acquired intangibles and special charges, Mentor Graphics excludes amortization of acquired intangibles and write-offs of in-process R&D from acquisitions. Also excluded are non-operating and non-recurring items classified as special charges such as restructure expenses and asset impairments. Mentor Graphics believes that excluding these items provides investors with a representation of its core performance, and a pro forma base line for assessing the future earnings potential of Mentor Graphics.

    Mentor Graphics is a registered trademark of Mentor Graphics
Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.

    Statements in this press release regarding the Company's outlook for future periods constitute "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the Company's ability to continue selling products and services during the continuing severe slowdown in the electronics industry, particularly in the telecommunications, semiconductor and personal computer segments; (ii) the Company's ability to manage expenses during the current very severe slowdown in the electronics industry; (iii) the overall instability of diverse economies, including changes in regional or worldwide economic or political conditions, government trade restrictions, or war in the Middle East or elsewhere (iv) changes in accounting or reporting rules or interpretations, changes in the tax environment worldwide, limitations on repatriation of earnings, licensing and intellectual property rights protection; (v) the Company's ability to successfully integrate and manage its recent and future acquisitions; (vi) the completion of customer contracts and the terms of delivery of software, hardware and other services; (vii) the Company's ability to successfully offer products and services that compete in the highly competitive and dynamic EDA industry including the risk that the Company's technology, products or inventory become obsolete; (viii) effects of the increasing volatility of foreign currency fluctuations on the Company's business and operating results, and (ix) effects of unanticipated shifts in product mix on gross margin and unanticipated shifts in geographic mix on the overall tax rate, all as may be discussed in more detail under the heading "Factors That May Affect Future Results and Financial Condition" in the Company's most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding outlook do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.
-0-
*T

                      Mentor Graphics Corporation
                         As of April 24, 2003
         Reconciliation of Forward Looking Diluted Net Income
                        per Share Between GAAP
       and Earnings Before Amortization of Acquired Intangibles
                          and Special Charges
                             (Unaudited)
                 $ in Millions except per share data


                             Q2 2003                        Q2 2003
                              GAAP        Adjustments      Pro Forma
                          --------------------------------------------
Revenue                   $156 to $162          -        $156 to $162
Gross margin                82% to 83%         $2 (a)             84%
Operating expense                 $124         $1 (b)            $123
Other income & expense            ($3)          -                ($3)

Per share impact of
 adjustments                                $0.05
Per share tax effect of
 reconciling items                         ($0.01)
                                           -------
Diluted earnings
 per share              $0.02 to $0.07      $0.04      $0.06 to $0.11



                                 2003                         2003
                                 GAAP     Adjustments       Pro Forma
                          --------------------------------------------
Revenue                           $665          -                $665
Gross margin                       83%         $9 (a)             84%
Operating expense                 $504         $4 (b)            $499
Special charges                     $1         $1 (c)               -
Other income & expense           ($11)          -               ($11)

Per share impact of
 adjustments                                $0.20
Per share tax effect of
 reconciling items                         ($0.04)
                                           -------
Diluted earnings per share       $0.39      $0.16               $0.55


    (a) Amortization of purchased technology (in cost of revenues)

    (b) Amortization of intangible assets (in operating expense)

    (c) Special charges may occur in future periods but amounts and timing are unknown and therefore are not forecasted.



    CONTACT: Mentor Graphics Corporation
             Ry Schwark, 503/685-1462 (Investor Relations) ry_schwark@mentor.com
             Dennis Weldon, 503/685-1462 (Treasurer)
             dennis_weldon@mentor.com